SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number  000-24575
                             Cusip Number 02368F108

                           NOTIFICATION OF LATE FILING


(Check One):   [_] Form 10-K    [_] Form 11-K    [_] Form 20-F    [X] Form 10-Q
               [_] Form N-SAR

               For Period Ended: July 31, 2001

     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:______________________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


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                         PART I - REGISTRANT INFORMATION

Group Long Distance, Inc.
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Full Name of Registrant

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Former Name if Applicable

400 E. Atlantic Boulevard, First Floor
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Address of Principal Executive Office (Street and Number)

Pompano Beach, FL  33060
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City, State and Zip Code

                        PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[ ]  | (a) The reasons described in reasonable detail in Part III of this
     |     Form could not be eliminated without unreasonable effort or
     |      expense;
     |
     | (b) The subject annual report, semi-annual report, transition report
     |     on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
[x]  |     thereof  will  be  filed  on or  before  the  15th  calendar  day
     |     following  the  prescribed  due date;  or the  subject  quarterly
     |     report or transition report on Form 10-Q, or portion thereof will
     |     be filed on or  before  the  fifth  calendar  day  following  the
     |     prescribed due date; and
     |
[ ]  | (c) The  accountant's  statement  or other  exhibit  required by Rule
     |     12b-25(c) has been attached if applicable.


                              PART - III NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The company has not as yet finalized its Form 10-KSB for the year ended April 30, 2001, and is therefore unable to complete its Form 10-QSB at this time.


                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Glenn S. Koach                (949)                      588-5142
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          (Name)                    (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [_] Yes  [x] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [x] Yes  [__]No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

          The company has recently completed the acquisition of two privately held companies. The results from these operations will be consolidated together with the Registrant. The results from operations are not expected to significantly impact the parent company's results.



                            Group Long Distance, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date   September 17, 2001                 By /S/ GLENN S. KOACH
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                                          Glenn S. Koach
                                          President and Chief Operating Officer
                                          Group Long Distance, Inc.


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).